EX-99.B4.f. Quarterly Value Death Benefit Rider

Quarterly Value Death Benefit Rider
This rider forms a part of the Base Contract to which it is attached and is effective on the Issue Date of the Base Contract shown on the Contract Schedule.  In the case of a conflict with any provision in the Base Contract, the provisions of this rider control.  Defined terms and contractual provisions are set forth in the Base Contract or are added in this rider.  This rider terminates as indicated in the Conditions for Termination of this Rider section.

Definitions
Definitions specific to this rider that are not in the Base Contract follow.

Base Contract
The contract to which this rider is attached.

Daily Transactions
On each Business Day, any Additional Purchase Payments received, Withdrawals taken, and Transfer Fees deducted.

End Date
The End Date occurs on the earliest of:
•	the Business Day we receive the first Authorized Request of the Death Benefit payment option, due proof of death, and any necessary governmental forms from any one Beneficiary;
•	the Business Day a Required Affiliated Rider is no longer attached to the Base Contract; or
•	the older Owner’s Quarterly Value Death Benefit Maximum Birthday.

Any Required Affiliated Riders and the Quarterly Value Death Benefit Maximum Birthday are shown on the Contract Schedule.

Quarterly Anniversary
The day that occurs three, six, and nine calendar months after the Issue Date or any Contract Anniversary.  Quarterly Anniversaries also include Contract Anniversaries.

Quarterly Anniversary Value
A calculation we use in determining the Quarterly Value Death Benefit.

Quarterly Value Death Benefit
The death benefit provided by this rider.

Death Benefit
The provision titled “Traditional Death Benefit” under the Death Benefit section is replaced with the following:

Quarterly Value Death Benefit
During the Accumulation Phase, the Death Benefit is equal to the greater of the Contract Value or the Quarterly Anniversary Value determined at the end of the Business Day we receive the first Authorized Request of the Death Benefit payment option, due proof of death, and any necessary governmental forms from any one Beneficiary, minus any Premium Tax paid by us.

For multiple Beneficiaries, we determine the Quarterly Anniversary Value for each surviving Beneficiary’s portion of the Death Benefit at the end of the Business Day we receive the first Authorized Request of the Death Benefit payment option, due proof of death, and any necessary governmental forms from any one Beneficiary.  We determine the Contract Value for each surviving Beneficiary’s portion of the Death Benefit as of the end of the Business Day during which we receive an Authorized Request of his or her selected Death Benefit payment option.

The Quarterly Anniversary Value on the Issue Date is equal to the Purchase Payment received on the Issue Date.

At the end of each Business Day we:
•	increase the Quarterly Anniversary Value by the amount of any Additional Purchase Payments received that day, and
•	reduce the Quarterly Anniversary Value proportionately by the percentage of Contract Value withdrawn that day, including any withdrawal charge.

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Death Benefit continued from the previous page

Quarterly Value Death Benefit (continued)
Before the End Date, on each Quarterly Anniversary, or on the next Business Day if the Quarterly Anniversary is not on a Business Day, the Quarterly Anniversary Value is equal to the greater of its current value, or the Contract Value excluding any Daily Transactions.  We no longer make this comparison on or after the End Date.

Any part of the Death Benefit that is in the subaccounts remains there until distributed.

General Provisions

Conditions for Termination of this Rider
This rider terminates on the earliest of the following.
•	The Business Day that the Quarterly Anniversary Value and the Contract Value are both zero.
•	The Business Day that the Accumulation Phase terminates.
•	The Business Day that the Base Contract terminates.

Additional Mortality and Expense Risk Charge for the Rider
The additional Mortality and Expense Risk Charge for this rider is shown on the Contract Schedule.  The additional Mortality and Expense Risk Charge is an annualized rate that is calculated on a daily basis as a percentage of the Investment Options’ net asset value.

As of the Business Day a Required Affiliated Rider is no longer attached to the Base Contract, we will no longer charge the additional Mortality and Expense Risk Charge for this rider.

In all other respects the provisions, conditions, exceptions and limitations contained in the Base Contract remain unchanged.

Signed for the Company at its home office.

Allianz Life Insurance Company
of North America
[                                                                                                                     ]
Gretchen Cepek                                                          Walter White
Secretary                                                    President

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